Translation of Software Development and Services Contract For Centralized Accounting System of Sinopec Group between and Pansoft (Jinan) Company Ltd., Dated in June, 2010.

Party A: Shanghai Subsidiary of Pacific Century Information Technology Co., Ltd.
Party B: Party B: Pansoft (Jinan)　Company Ltd
Place of Signing:
Date of Signing: June, 2010

Party A: Shanghai Subsidiary of Pacific Century Information Technology Co., Ltd.
Party B: Party B: Pansoft (Jinan) Company Ltd

In order to upgrade the functionality and application of the information system of centralized funds management operating in China Petroleum & Chemical Corp., Party A and Party B, pursuant to the Contract Law of People‘s Republic of China, through fully consultation, agree to enter into this Contract.

Article 1. Time Limits, Place and Methods of Performance

1.1 This Contract shall come into force immediately after the date of signing and sealing, and shall be performed in Beijing, the People’s Republic of China. The execution of this Contract shall be completed once the project satisfies the quality requirements after inspection. Party B shall take the responsibility for system maintenance for three years without additional charge after the date of acceptance.

1.2 In case that the project does not satisfy the quality requirements after inspection, Party B shall conduct improvement within a reasonable period of time. In case that the improvement by Party B still does not satisfy quality requirements, Party A shall have the right to employ a third party to conduct the improvement, and Party B shall bear all the expenses arising from such employment.

Article 2. Total Contract Sum and Payment Terms

2.1 The total sum of this Contract is RMB 7.56 million Yuan (SAY RMB SEVEN MILLION FIVE HUNDRED AND SIXTY THOUSAND YUAN ONLY).

2.2 Party A shall pay Party B RMB 1512 million Yuan (SAY RMB ONE MILLION FIVE HUNDRED AND TWELVE THOUSAND YUAN ONLY), which is 20% of the total sum of this Contract, within 20 work days after the signing of this Contract.

2.3 Party A shall pay Party B RMB 1512 million Yuan (SAY RMB ONE MILLION FIVE HUNDRED AND TWELVE THOUSAND YUAN ONLY), which is 20% of the total sum of this Contract, within 20 work days after the completion of soft development and user acceptance test.

2.4 Party A shall pay Party B RMB 1512 million Yuan (SAY RMB ONE MILLION FIVE HUNDRED AND TWELVE THOUSAND YUAN ONLY), which is 20% of the total sum of this Contract, within 20 work days after the success access to internet of the experimental unit of the enterprise.

2.5 Party A shall pay Party B RMB 2268 million Yuan (SAY RMB TWO MILLION TWO HUNDRED AND SIXTY EIGHT THOUSAND YUAN ONLY), which is 30% of the total sum of this Contract, after the completion of the promotion and implementation of the system.

2.6 Party A shall pay Party B RMB 756 thousand Yuan (SAY RMB SEVEN HUNDRED AND FIFTY SIX THOUSAND YUAN ONLY), which is 10% of the total sum of this Contract, after the system passes the acceptance check.

Article 3. Specifications and Methods of Inspection

Standards and methods of acceptance shall be implemented pursuant to Software Development and Services Contract For Upgrading Functions and Deepening Application of Funds Centralized Management Information System of China Petroleum & Chemical Corp. and Management Measures for the Completion of Information-technology Projects of China Petroleum & Chemical Corp...

Article 4. Confidentiality

Party A and Party B shall take the responsibility of confidentiality to ensure successful completion of this project, and shall not disclose any technical document or data concerning this Contract to any irrelevant third party, including this Contract itself, without the prior written permit from the other party. Party A and Party B shall abide by this provision the other confidential information related to the two parties or users.

Article 5. Liability for Breach of Contract

5.1 Party B should complete the implementation and maintenance job within the time frame specified herein and with on schedule delivery of periodical accomplishments. In case of delay in the execution, except for the cause specified in Article 6 below, Party B shall pay liquidated damage of 1%0 of the total sum of the Contract for each day delayed.

5.2 Party A shall pay Party B the Contract fees according to the provisions hereof. In case of delay of the obligated payment, except for the causes of force majeure specified in Article 6 below, Party A shall pay overdue fine of 1%0 of the sum of the overdue payment for each day overdue.

5.3 In any case, the accumulative total of liquidated damage Party B may pay or overdue fine Party A may pay hereunder shall not exceed 5% of the total Contract value respectively.

Article 6. Force Majeure

Should either party be prevented from performing any of its obligations under this Contract due to events of force majeure, such as earthquake, typhoon, floods, fires, war and any other events which could not be expected, avoided and overcome, the affected party shall notify the other party in writing of the cause of delay or failure in performing any or all of its obligations, and shall send a certificate issued by the local government within four (4) days after its occurrence. In the event of force majeure, the party affected by such event shall be allowed to delay, or not execute the performance of all or part of the Contract hereunder, and such party shall not be regarded as breach the Contract.

Article 7. Intellectual Property

7.1 Party A shall possess all the relevant intellectual properties of the software systems and /or customized programs, which are developed for Party A and/ or the end users of Party A by Party B.

7.2 Party B shall guarantee that all the software and services it provides are not to infringe any intellectual property of any third party, or other obligations or duties that Party B bears for any third party (including, but not limited to, non-competition or non-circumvent obligations~~.~~

Party B should hold Party A free from any indemnity of claim, law suits or arbitration resulted from Party A’s application or acquisition of the software provided by Party B, and shall compensate the damage of Party A and/or its end users arising from infringement or other causes.

Article 8.  Arbitration

All disputes and controversies between the parties hereto with respect to any of the terms or conditions, or with respect to the performance of the parties under the Contract, which can not be settled amicably by the parties, shall be finally settled by ruling The Arbitration Commission of Beijing in the People’s Republic of China, which shall be binding upon both parties hereto.

Article 9.  Governing Law

The Contract and the interpretation, execution and settlement of disputes or controversies hereto shall comply in all respects with the existing laws of People’s Republic of China.

Article 10. Miscellaneous Provisions
This Contract has four equally authentic original copies. Party A and Party B shall hold two copies of each. All amendments or supplements hereto shall be made in written form. Parties hereto may revise or supplement through negotiation on matters not mentioned herein.

Article 11. Appendix of Contract

The appendix is the integral component hereof with equally legal binding power.

Appendix: Software Development and Services Contract For Upgrading Functions and Deepening Application of Information Network of Centralized Funds Management System of Sinopec Group.

Party A: Shanghai Subsidiary of Pacific Century Information Technology Co., Ltd.
Representative:
Date:

Party B: Party B: Pansoft (Jinan) Company Ltd
Representative:
Date: